Exhibit 99.1

Sharps Technology, Inc. Announces Pricing of Upsized $20.0 Million Underwritten Public Offering

NEW YORK, NY, JANUARY 28, 2025 (GLOBE NEWSWIRE) — Sharps Technology, Inc. (NASDAQ: STSS) (the “Company”), an innovative medical device and pharmaceutical packaging company offering patented, best-in-class syringe products, today announced the pricing of a firm commitment underwritten public offering with gross proceeds to the Company expected to be approximately $20.0 million, before deducting underwriting fees and other estimated offering expenses payable by the Company.

The offering consists of 14,285,714 Common Units (or Pre-Funded Units), each consisting of (i) one (1) share of Common Stock or one (1) Pre-Funded Warrant, (ii) one (1) Series A Registered Common Warrant to purchase one (1) share of Common Stock per warrant at an exercise price of $1.75 (“Series A Warrant”) and (iii) one (1) Series B Registered Common Warrant to purchase one (1) share of Common Stock per warrant at an exercise price of $1.75 (“Series B Warrant” and together with the Series A Warrant, the “Warrants”). The public offering price per Common Unit is $1.40 (or $1.3999 for each Pre-Funded Unit, which is equal to the public offering price per Common Unit to be sold in the offering minus an exercise price of $0.0001 per Pre-Funded Warrant). The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until exercised in full. For each Pre-Funded Unit sold in the offering, the number of Common Units in the offering will be decreased on a one-for-one basis. The initial exercise price of each Series A Warrant is $1.75 per share of Common Stock. The Series A Warrants are exercisable immediately and expire 60 months after stockholder approval. The number of securities issuable under the Series A Warrants is subject to adjustment as described in more detail in the report on Form 8-K to be filed in connection with the offering. The initial exercise price of each Series B Warrant is $1.75 per share of Common Stock or pursuant to an alternative cashless exercise option. The Series B Warrants are exercisable immediately and expire 30 months after stockholder approval. The number of securities issuable under the Series B Warrants is subject to adjustment as described in more detail in the report on Form 8-K filed in connection with the offering.

Solely to cover over-allotments, if any, the Company has granted Aegis Capital Corp. (“Aegis”) a 45-day option to purchase additional shares of Common Stock and/or Warrants of (i) up to 15.0% of the number of shares of Common Stock sold in the offering, (ii) up to 15.0% of the number of Series A Warrants sold in the offering and (iii) up to 15.0% of the number of Series B Warrants sold in the offering. The purchase price to be paid per additional share of Common Stock will be equal to the public offering price of one Common Unit (less $0.00001 allocated to each full Warrant), less the underwriting discount. The purchase price to be paid per additional Warrant will be $0.00001.

Aggregate gross proceeds to the Company are expected to be approximately $20.0 million. The transaction is expected to close on or about January 29, 2025, subject to the satisfaction of customary closing conditions. The Company expects to use the net proceeds from the offering, together with its existing cash, for general corporate purposes and working capital.

Aegis Capital Corp. is acting as the sole book-running manager for the offering. Sichenzia Ross Ference Carmel LLP is acting as counsel to the Company. Kaufman & Canoles, P.C. is acting as counsel to Aegis Capital Corp.

The offering is being made pursuant to an effective shelf registration statement on Form S-1 (No. 333-284237) previously filed with the U.S. Securities and Exchange Commission (SEC) and declared effective by the SEC on January 27, 2025. A final prospectus supplement and accompanying prospectus describing the terms of the proposed offering will be filed with the SEC and will be available on the SEC’s website located at www.sec.gov. Electronic copies of the final prospectus supplement and the accompanying prospectus may be obtained, when available, by contacting Aegis Capital Corp., Attention: Syndicate Department, 1345 Avenue of the Americas, 27th floor, New York, NY 10105, by email at syndicate@aegiscap.com, or by telephone at +1 (212) 813-1010.

Interested parties should read in their entirety the prospectus supplement and the accompanying prospectus and the other documents that the Company has filed with the SEC that are incorporated by reference in such prospectus supplement and the accompanying prospectus, which provide more information about the Company and such offering.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Sharps Technology, Inc.

Sharps Technology is an innovative medical device and pharmaceutical packaging company offering patented, best-in-class smart-safety syringe products to the healthcare industry. The Company’s product lines focus on providing ultra-low waste capabilities, that incorporate syringe technologies that use both passive and active safety features. Sharps also offers products that are designed with specialized copolymer technology to support the prefillable syringe market segment. The Company has a manufacturing facility in Hungary and is partnering with Nephron Pharmaceuticals to expand its manufacturing capacity in the U.S. For more information about Sharps Technology, please visit the website at: http://sharpstechnology.com.

Forward-Looking Statements

The foregoing material may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, including without limitation statements regarding the Company’s product development and business prospects, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. Forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to the Company and its current plans or expectations and are subject to a number of risks and uncertainties that could significantly affect current plans. Should one or more of these risks or uncertainties materialize, or the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, performance, or achievements. Except as required by applicable law, including the security laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results.

Investor Relations:

Dave Gentry

RedChip Companies, Inc.

1-800-RED-CHIP (733-2447) Or 407-644-4256

STSS@redchip.com